Exhibit 99.1

Simula Inc. 7822 South 46th Street Phoenix, AZ 85044-5354 USA voice: 602.631.4005 fax: 602.631.9005 www.simula.com

Simula Contact:
Bradley P. Forst
Chief Executive Officer
602-631-4005

SIMULA INC. ANNOUNCES SECOND QUARTER RESULTS

Company reconfirms 2003 Revenue Growth and Profitability

PHOENIX, Arizona – August 12, 2003 — Simula Inc. (AMEX: SMU), announced today that it expects to report revenues for the second quarter ended June 30, 2003 of $17.2 million, a decrease of 20% from $21.6 million in the second quarter of 2002. Revenues were impacted by delays in funding for certain programs and production line interruptions occurring in connection with consolidation of the Company’s Asheville, N.C. operations into the Phoenix operation. The Company will report a net loss for the second quarter ended June 30, 2003, of $1.8 million. The second quarter was impacted by one time items including a $1 million fee under a leverage ratio loan covenant, a $0.4 million charge related to the early retirement of a mortgage note related to the closing of the Company’s Asheville facility, and moving and restructuring charges of approximately $0.6 million.

“Results were consistent with our internal expectations. Revenue is expected to grow substantially in the third and fourth quarter. Our defense business remains robust and bookings are strong. We expect the second-half of the year will represent record production and deliveries,” said Brad Forst, President & CEO.

The Company reconfirms 2003 guidance for revenue growth in the Aerospace and Defense Group in the range of 15% over 2002, and for profitability in 2003. The Company expects 2003 Earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $15 million, excluding the impact of the $1 million covenant fee discussed above and approximately $1 million in estimated one-time moving and restructuring costs. The Company believes EBITDA excluding one-time charges to be a useful performance measure due to its leveraged status.

2003 Expected EBITDA (in millions)

Expected Income Before Discontinued Operations	$1.2
Add: Expected Depreciation & Amortization	1.2
Add: Expected Interest Expense	10.5
Add: Expected Income Tax Expense	.1
Add: Expected One-Time Moving & Restructuring Costs	1.0
Add: One-Time Covenant Fee	1.0

2003 Expected EBITDA	$15.0

In July, Simula announced that it had signed a letter of intent to be acquired by Armor Holdings, Inc. The Company confirmed that the process toward a definitive merger agreement remains on track.

The Company expects to file its Form 10Q on August 14, 2003.

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula’s core technologies include energy-absorbing seating systems, inflatable restraints, advanced polymer materials, lightweight transparent and opaque armor products, emergency bailout parachutes and military personnel protective equipment. For more information, go to www.simula.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about expected financial results and future contracts, orders, production targets, revenues and EBITDA. Actual results may differ materially from those projected. Risks include the rate of government program funding and procurement, availability of raw materials, and manufacturing capacity, as well as those risks described herein, in the Company’s press releases, and in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.